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                                                                     Exhibit 5.1
                                                                     To Form F-3



                               [STIBBE LETTERHEAD]




ASM International N.V.
Jan van Eycklaan 10
3723 BC Bilthoven
The Netherlands

1 July 2002

FORM F-3 REGISTRATION STATEMENT



Gentlemen,

         We are providing this opinion in connection with the Form F-3 filed on 3 July 2002 (the "Registration Statement") by ASM International N.V., a public limited liability company organized under the laws of the Netherlands (the "Company"), with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, relating to the issuance and sale of up to 4,330,446 shares of the Company's Common Shares, EUR 0.04 par value per share (the "Shares"), by the Company.

         We have examined (i) the Registration Statement, (ii) the Company's Articles of Association, as amended to date and (iii) originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of the Company, and made such other investigation and inquiries of public officials and officers of the Company, as we deem necessary in order to render this opinion.

         This opinion, which is limited to matters of Netherlands law is given on the basis that it is to be governed by and construed in accordance with Netherlands law.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a public limited liability company (naamloze vennootschap) validly existing under the laws of the Netherlands.

         2. The Shares covered by the Registration Statement, to be sold by the Company pursuant to the Equity Line Financing Agreement dated 2 July 2002 between the Company and Canadian Imperial Holdings, Inc., as amended, (the "Equity Agreement"), assuming issuance and delivery of the Shares by the Company in accordance with the Equity Agreement, against payment therefor in accordance with the Equity Agreement, and assuming that at such time the corporate proceedings relating to the issuance of the Shares will have been duly completed, will be legally issued, fully paid and non-assessable.

         The opinions expressed above are subject to the qualification that if the Company, pursuant to the Equity Agreement, in the event a Company Put Notice (as defined in the Equity Agreement) is delivered will be required to issue Common Stock (as defined in the Equity Agreement), it will have to comply with the Rules and Regulations (fondsenreglement) of Euronext Amsterdam N.V., which may include an obligation for the Company to publish a prospectus.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement, provided, however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.



Yours truly,


/s/ J.M. van den Wall Bake                          /s/ J. Willeumier
--------------------------                          ----------------------------
J.M. van den Wall Bake                              J. Willeumier